UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                                (Amendment No. )*


                          Telecom Wireless Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    456664309
                                  ------------
                                 (CUSIP Number)


                                February 24, 2000
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |X|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No. 878945  20  3                                        Page 2 of 5 Pages
 -------------------------------------------------------------------------------

1         NAME OF REPORTING PERSONS     HyperLight Network Corporation

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          59-3569779

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                             N/A
                                                                     (a)     |_|
                                                                     (b)     |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                     1,002,807 Shares
                            ----------------------------------------------------
          SHARES              6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      -0-
                            ----------------------------------------------------
           EACH               7        SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                       1,002,807 Shares
                            ----------------------------------------------------
           WITH:              8        SHARED DISPOSITIVE POWER

                                       -0-
                            ----------------------------------------------------
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,002,807
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
                                                                             |-|
          N/A
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------------------------------------------------------------------------------

CUSIP No. 878945  20  3                                        Page 3 of 5 Pages
--------------------------------------------------------------------------------

 Item 1.

     (a) Name of Issuer:       Telecom Wireless Corporation
         --------------

     (b) Address of Issuer's Principal Executive Offices:  5299 DTC Boulevard,
         -----------------------------------------------   Suite 1120
                                                           Englewood, CO 80111.


Item 2. Identity and Background
-------------------------------

         (a)     Name of Person Filing:  HyperLight Network Corporation


         (b)     Address of Principal Business Office:
                 188 North Lake Drive, Naples, FL 34102

         (c)     Citizenship:
                 U.S.A.

         (d)     Title of Class of Securities:
                 Common Stock

         (e)     CUSIP Number:
                 878945 2  3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker of Dealer registered under Section 15 of the Act

         (b) [ ] Bank as defined in section 3(a)(6) of the Act

         (c) [ ] Insurance  Company as defined in section  3(a)(15) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b) (1) (ii) (F)

         (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b) (1) (ii) (G)

         (h) [ ] Group, in accordance with Section 240.13d-1(b) (1)(ii) (H)

CUSIP No. 878945  20  3                                        Page 4 of 5 Pages
--------------------------------------------------------------------------------

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company act of 1940 (15 U.S.c. 80a-3)

         (j) [ ] Group in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.
------------------

         (a)   Amount Beneficially Owned:
               1,002,807 shares

         (b)   Percent of Class:
               5.8%

         (c)   Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:   1,002,807 shares
              (ii)  Shared power to vote or to direct the vote:              -0-
             (iii)  Sole power to dispose or to direct
                    the disposition of:                         1,002,807 shares
              (iv)  Shared power to dispose or to direct
                    the disposition of:                                      -0-

             Name:  N/A

              (i)  Sole power to vote or direct the vote:
             (ii)  Shared power to vote or direct the vote:
            (iii)  Sole power to dispose or to direct the
                   disposition of:
             (iv)  Shared power to dispose or to direct
                   the disposition of:

Item 5. Ownership of Five Percent or Less of a Class.
-----------------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following [ ].



Item 6. Ownership of More Than Five Percent on Behalf of Another Person.
------------------------------------------------------------------------

     N/A

CUSIP No. 878945  20  3                                        Page 5 of 5 Pages
--------------------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
--------------------------------------------------------------------------------

     N/A


Item 8. Identification and Classification of Members of the Group.
------------------------------------------------------------------

     N/A



Item 9. Notice of Dissolution of Group.
---------------------------------------

     N/A



Item 10. Certification.
-----------------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 25, 2000                  HyperLight Network Corporation


                                        By:  /s/  J. Mark Strong
                                             -----------------------------------
                                                  J. Mark Strong, President